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                                                                   Exhibit 99.1

Recent Developments

  We are significantly expanding the geographic region that we serve and focusing our growth efforts on our core communications services, primarily digital personal communications, or PCS, services, Internet access, including dedicated, high-speed digital subscriber line, or DSL, and dial-up services, high-speed data transmission and local telephone services. In connection with our expansion, we are receiving additional equity investments. We are also divesting non-strategic assets. Transactions that are either in process or have recently been completed include the:

  . acquisition of the digital wireless licenses and assets of PrimeCo PCS, L.P. in the Richmond-Petersburg and Norfolk-Virginia Beach, Virginia markets, which we refer to as Richmond-Norfolk PCS;

  . merger with R&B Communications, Inc., an integrated communications provider in a geographic market contiguous to ours, which will give us a controlling interest in the Virginia Alliance and the West Virginia Alliance, through which we conduct our PCS operations;

  . equity investments from Welsh Carson Anderson & Stowe and Morgan Stanley
    Dean Witter;

  . acquisition of certain PCS licenses currently owned by AT&T that will add
    2.5 million POPs, or the population of a market, in certain markets in Pennsylvania;

  . sales of our wireless analog operations and our directory assistance operations and communications tower sites; and

  . arrangement of a new $325.0 million senior credit facility.

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  The following graphics profile our company and our acquisition, merger, equity investment, license swap and divestitures:

                             [GRAPH APPEARS HERE]

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 Richmond-Norfolk PCS

  A key component of our business strategy is to significantly expand our digital PCS business. As part of that expansion, we have agreed to acquire certain wireless operations of PrimeCo PCS, L.P. Pursuant to an asset exchange agreement dated May 17, 2000, we will acquire from PrimeCo substantially all of its wireless licenses and assets in the Richmond-Petersburg and Norfolk-Virginia Beach, Virginia basic trading areas. In exchange, we will pay PrimeCo $407.3 million in cash, subject to post-closing adjustments, transfer to PrimeCo the assets and license comprising the analog cellular operations of the RSA 6 partnership and our partnership interest in RSA 5, and assume approximately $20.0 million of indebtedness in the form of leveraged lease obligations. Our acquisition of Richmond-Norfolk PCS is subject to regulatory approvals and other customary closing conditions. We expect this acquisition to close in the third quarter of 2000.

  Richmond-Norfolk PCS was the first digital PCS provider in the Richmond and Norfolk BTAs, introducing its services in November 1996. The Richmond and Norfolk BTAs cover approximately 3.0 million POPs. Richmond-Norfolk PCS adds to our PCS footprint a large service territory in strategically located, contiguous markets. These markets, both of which are densely populated and relatively affluent, offer us an attractive opportunity to significantly expand our PCS operations.

  Richmond-Norfolk PCS offers communications products and services that it markets through a multi-channel distribution network comprised of company-operated retail outlets, third party agents and dealers, and direct sales representatives who target business accounts. The Richmond-Norfolk PCS network utilizes the same technologically-advanced digital code division multiple access, or CDMA, technology that we use in our PCS services.

  We believe that Richmond-Norfolk PCS offers us the potential for significant future growth. Richmond-Norfolk PCS has rapidly grown its subscriber base and increased its market penetration levels. As of March 31, 2000, Richmond-Norfolk PCS provided PCS services to approximately 86,400 subscribers, a penetration rate of approximately 2.9% of total market POPs. Total operating revenues were $12.0 million in the first quarter of 1999, $13.3 million in the first quarter of 2000, $31.3 million in 1998 and $50.5 million in 1999. EBITDA was negative $4.0 million in the first quarter of 1999, negative $2.1 million in the first quarter of 2000, negative $16.3 million in the year ended 1998 and negative $8.2 million in the year ended 1999.

 R&B Communications

  Pursuant to an agreement and plan of merger dated June 16, 2000, we have agreed to merge with R&B Communications by issuing an aggregate of 3.7 million shares of our common stock, valued at approximately $141 million on that date, for all of the issued and outstanding shares of R&B Communications common stock. In connection with the merger, we have agreed to increase the size of our board of directors to include two members designated by R&B Communications, including R&B Communications' CEO, J. Allen Layman, who will become our Chairman of the Board and President. The merger is expected to qualify as a tax-free reorganization and will be accounted for as a purchase. The merger is subject to the approval of our shareholders and the shareholders of R&B Communications, regulatory approvals and other customary closing conditions. We expect this transaction to close in the fourth quarter of 2000.

  R&B Communications is an integrated communications provider offering a broad range of products and services, including incumbent local exchange carrier, or ILEC, competitive local exchange carrier, or CLEC, Internet access, data transmission facilities and paging and long distance telephone services. We and R&B Communications have pursued joint initiatives in the Virginia and West Virginia communications markets for a number of years, including ValleyNet, a fiber optic consortium, the Virginia Alliance and the West Virginia Alliance, through which both of us conduct PCS operations, and acquisitions of several digital PCS and local multipoint distribution service, or LMDS, wireless spectrum licenses. R&B Communications operates as an ILEC in Botetourt County, Virginia and offers its CLEC services in Roanoke, Virginia. Our merger with R&B Communications will give us 91.1% and 78.9% interests in the Virginia Alliance and the West Virginia Alliance, respectively. The merger will also add approximately 125 miles to our fiber optic network.

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  As of March 31, 2000, R&B Communications served approximately 2,200 Internet subscribers and had approximately 4,400 CLEC and 12,300 ILEC access lines installed. Total operating revenues were $3.9 million in the first quarter of 1999, $4.5 million in the first quarter of 2000, $13.9 million in 1998 and $16.8 million in 1999. EBITDA was $2.0 million in the first quarter of 1999, $1.9 million in the first quarter of 2000, $6.7 million in the year ended 1998 and $7.5 million in the year ended 1999.

 Additional Equity Investment

  We have commitments from Welsh, Carson, Anderson & Stowe and Morgan Stanley Dean Witter to invest $200.0 million in us and $25.0 million, respectively. Of these amounts, Welsh Carson has committed to purchase $100.0 million of our Senior Cumulative Convertible Preferred Stock, Series B, and Morgan Stanley Dean Witter has committed to purchase $12.5 million of that same Series B Preferred Stock. In connection with the issuance of the Series B Preferred Stock, we will issue to Welsh Carson and Morgan Stanley Dean Witter warrants to purchase 444,444.4 and 55,555.6 shares of our common stock, respectively, at an exercise price of $50.00 per share. The purchase of the Series B Preferred Stock is subject to regulatory approvals and other customary closing conditions.

  Welsh Carson has also committed to purchase $42.2 million of our Senior Cumulative Convertible Preferred Stock, Series C, and $57.8 million of our Senior Cumulative Convertible Preferred Stock, Series D. Morgan Stanley Dean Witter has committed to purchase $5.3 million of that same Series C Preferred Stock and $7.2 million of that same Series D Preferred Stock. The Series B and Series C Preferred Stock is convertible into our common stock at any time, and the Series D Preferred Stock is convertible into Series C Preferred Stock upon approval of our shareholders. The purchase of the Series C and Series D Preferred Stock is subject to the closing of our acquisition of Richmond-Norfolk PCS and customary closing conditions. The proceeds from the sale of the Series C and Series D Preferred Stock will be used to fund a portion of the purchase price of Richmond-Norfolk PCS.

 PCS License Acquisitions

  Pursuant to an exchange agreement with AT&T Corp. and certain affiliates, AT&T will transfer to us digital PCS spectrum owned by AT&T. In exchange, we will transfer to AT&T certain wireless communications services, or WCS, licenses that we own. Under the terms of the letter of intent, AT&T will assign to us PCS license spectrum ranging from 10MHz to 15MHz in certain markets in Pennsylvania in exchange for our assignment to AT&T of our WCS licenses in Richmond, Virginia and Columbus, Ohio. The acquisition of the AT&T PCS licenses will add 2.5 million POPs to our PCS license footprint in strategically located, contiguous geographic markets. These POPs are not currently built out.

 Divestitures

  We are in the process of divesting certain of our non-strategic assets and operations, including our wireless analog and directory assistance operations and our communications tower sites. In connection with our acquisition of Richmond-Norfolk PCS, we are transferring to PrimeCo the assets and license comprising the analog cellular operations of RSA 6, a partnership in which we own a 95.2% interest, and our 22.0% limited partnership interest in RSA 5. We currently conduct our wireless analog operations through these two partnerships.

  We have agreed to sell our directory assistance operations. Pursuant to a stock purchase agreement dated May 17, 2000, with telegate AG, a public company in Germany, we will sell to telegate AG the capital stock of CFW Information Services, Inc., through which we conduct our directory assistance operations. In exchange, we will receive $32.0 million in cash and $3.5 million of stock in telegate AG. Consummation of the transaction is subject to regulatory approvals and other customary closing conditions. We expect this transaction to close in the third quarter of 2000.

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  In March 2000, we sold to Crown Castle International Corp., for approximately $46.4 million, 145 communications tower sites that were owned by either us, the Virginia Alliance or the West Virginia Alliance. In April 2000, we sold to Crown Castle an additional six tower sites for approximately $1.1 million.

 Finance Plan

  To fund the $407.3 million cash portion of the purchase price of Richmond-Norfolk PCS, we expect to sell $375.0 million of debt securities in a private placement and $112.5 million of Series C and Series D Preferred Stock and close on a $325.0 million senior credit facility. We are also refinancing substantially all of the Alliances' and our indebtedness with proceeds from our new senior credit facility and part of the proceeds from the $112.5 million sale of our Series B Preferred Stock. The following table sets forth our intended uses of the net proceeds from our proposed sale of debt securities, the proceeds from our new senior credit facility and the proceeds from the sale of our Series B, Series C and Series D Preferred Stock (dollars in thousands):

            Sources of Funds
-----------------------------------------
Proposed sale of debt
  securities...................  $375,000
New senior credit facility(1)..   150,000
Sale of Series B Preferred
 stock.........................   112,500
Sale of Series C Preferred
 Stock.........................    47,500
Sale of Series D Preferred
 Stock.........................    65,000
                                 --------
                                 $750,000
                                 ========

              Uses of Funds
------------------------------------------
Repay existing
 indebtedness(2)................. $209,300
Acquisition of Richmond-Norfolk
 PCS(3).........................   407,250
Escrow account(4)...............    91,000
Transaction costs...............    42,300
Cash............................       150
                                  --------
                                  $750,000
                                  ========

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(1) We will have an additional $175.0 million of borrowing availability under our new senior credit facility, subject to certain conditions.
(2) Of this amount, $149.4 million is being used by the Virginia Alliance and the West Virginia Alliance to repay their indebtedness to the Rural Telephone Finance Cooperative.
(3) The aggregate purchase price for Richmond-Norfolk PCS is comprised of (i) approximately $407.3 million in cash, (ii) the transfer of the assets and license comprising the analog operations of RSA 6 and our limited partnership interest in RSA 5, and (iii) our assumption of $20.0 million of indebtedness in the form of leveraged lease obligations. The purchase price is based on the assumed net working capital of Richmond-Norfolk PCS and RSA 6 on the date of the agreement. The cash portion of the purchase price payable at closing is subject to a post-closing dollar-for-dollar adjustment (i) downward, if the estimated combined net working capital on May 17, 2000 exceeds the actual combined net working capital on the closing date or (ii) upward, if the estimated combined net working capital on the closing date exceeds the actual combined net working capital on May 17, 2000. Pending the closing of the Richmond-Norfolk PCS acquisition, approximately $332.7 million will be placed in escrow to partially pre-fund a redemption of the debt securities in the event that the acquisition of Richmond-Norfolk PCS does not close.
(4) Amount held in an escrow account used to fund the first four interest payments on the proposed debt securities.

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